Exhibit 23.4

INDEPENDENT AUDITORS’ CONSENT

To the Stockholders
Amtech Systems, Inc.:

We consent to the use of our report, dated September 3, 2007 with respect to the balance sheets of R2D Ingenierie SAS as of December 31, 2006 and 2005 and the related statements of operations, stockholders’ equity and cash flows for the years then ended included herein and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ AUDIT ET CONSEIL UNION

Paris, France
November 5, 2007